Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Annual Report on Form 20-F (No. 001-39833) of our report dated January 26, 2024, relating to our audit of the consolidated financial statements of EZGO Technologies Ltd. and subsidiaries (the “Company”) for the year ended September 30, 2023, appearing in this Annual Report on Form 20-F of the Company for the years ended September 30, 2025 and 2024.

During the year ended September 30, 2025, the Company classified a component of its operations as discontinued operations. As a result, the consolidated statements of operations and cash flows for the year ended September 30, 2023 have been re-presented to reflect such discontinued operations classification in accordance with U.S. GAAP. The re-presentation relates solely to the classification and presentation of previously reported amounts and did not result in changes to total assets, liabilities, shareholders’ equity, or net income (loss) as previously reported.

/s/ Wei, Wei & Co., LLP

Flushing, New York

December 29, 2025